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                                                                    Exhibit 99.1
FOR IMMEDIATE RELEASE    Contact: Lauren Belliveau
                         Communications & Investor
                         Relations Specialist
                         (508) 910-3673


                             Aerovox Incorporated
                        Extends Shareholder Rights Plan

NEW BEDFORD, MA (October 20, 1999) Aerovox Incorporated (Nasdaq.NM:ARVX) announced today that its Board of Directors has approved a ten-year extension of its existing shareholder rights plan. The Company also announced that the threshold for triggering the shareholder rights plan has been raised to 20% and a new rights agent has been appointed.

Robert Elliott, president and chief executive officer, commented, "The renewed rights plan is designed to continue to protect stockholders from attempts to acquire Aerovox on terms or by using tactics that could deny all stockholders the opportunity to realize the full value of their investment. It also enhances the ability of the Board of Directors to protect stockholder interests."

The Company has amended the plan to both permit the appointment of American Stock Transfer & Trust Company as rights agent and to raise the threshold for triggering the plan to 20%. If a person or group acquires beneficial ownership of 20% or more of the then outstanding shares of the Company's Common Stock or announces a tender or exchange offer that would result in such person or group owning 20% or more of the then outstanding Common Stock, each right would entitle its holder to purchase shares of the Company's Common Stock having a market value of two times the exercise price of the right.

The Board of Directors may redeem the rights at the redemption price of $.01 per right, subject to adjustment, at any time prior to December 1, 2009, the expiration date of the rights.

Aerovox stated that the extension of the rights plan is not in response to any outside effort to gain control of the Company, and that it is not aware of any takeover attempt. The renewal of the rights plan will not affect the Company's reported earnings per share.

The amendments to the shareholder rights plan will be filed as exhibits to the Company's 8-K.

Aerovox Incorporated is a leading manufacturer of film, paper and aluminum electrolytic capacitors. The Company sells its products worldwide, principally to original equipment manufacturers as components in electrical and electronic equipment. Aerovox has operations in New Bedford, MA; Huntsville, AL; Juarez and Mexico City, Mexico; and Weymouth, England.

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